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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sprout Development Inc.

 (Exact name of registrant as specified in its charter)

Alberta, Canada

N/A

 (State of incorporation or organization)

(I.R.S. Employer Identification No.)

#21 Country Hills Gardens NW, Calgary, Alberta,

T3K 5G1

 (Address of principal executive offices)

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    [X]

Securities Act registration statement file number to which this form relates:

333-119735 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

                                                                                (Title of Class)

                                                                                (Title of Class)

Item 1.

Description of Registrant’s Securities to be Registered.

Common Stock

Our Articles of Incorporation authorize the issuance of an unlimited number of shares of common stock, no par value per share. Holders of common stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions.  In the event of our dissolution, whether voluntary or involuntary, each share of Common Stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents.  Holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors. The approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of shares voting.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value per share. The preferred stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as the Company’s Board of Directors may determine.  The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of Sprout Development, whether voluntary or involuntary, or any other return of capital or distribution of the assets of Sprout Development among its shareholders for the purpose of winding up its affairs, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the Common Shares and over any other shares of Sprout Development ranking junior to the Preferred Shares.  The Preferred Shares of any series may also be given other preferences, not inconsistent with the Articles, over the Common Shares and any other shares of Sprout Development ranking junior to the Preferred Shares of a series as may be fixed by the board of directors.  If any cumulative dividends or amounts payable on the return of capital in respect of a series of Preferred Shares are not paid in full, all series of Preferred Shares shall participate rateably in respect of accumulated dividends and return of capital.

Unless the directors otherwise determine in the articles of amendment designating a series of Preferred Shares, the holder of each share of a series of Preferred Shares shall not, as such, be entitled to receive notice of or vote at any meeting of shareholders, except as otherwise specifically provided in the ABCA.

No rights or preferences have been established by the Board of Directors for the preferred stock as of the date of this filing.

Other Matters related to Our Securities.

There are no specific provisions in the Articles or By-Law of Sprout Development that have the effect of delaying, deferring or preventing a change of control of Sprout Development and that would operate only with respect to a merger, acquisition or corporate restructuring involving Sprout Development (or any of its subsidiaries).

Notwithstanding this, the Board of Directors, under the general powers conferred to it under Sprout Development’s By-Law, have the authority to approve and invoke a shareholders rights plan that will protect shareholders from unfair, abusive or coercive take-over strategies, including the acquisition or control of Sprout Development by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or that does not afford all shareholders an equal opportunity to share in any premium paid upon an acquisition of control.  Sprout Development has not adopted such a plan.

Item 2.

Exhibits

Exhibit Number	Exhibit Description	Filed
3.1	Articles of Incorporation	Incorporated by reference to the Exhibits filed with Form F-1 on October 14, 2004
3.2	Bylaws	Incorporated by reference to the Exhibits filed with Form F-1 on October 14, 2004

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SPROUT DEVELOPMENT INC., an

Alberta, Canada corporation

Date: January 19, 2006

By:       /s/ Darryl Cozac

Name:  Darryl Cozac

Title:    President

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